EXHIBIT 99.1

FOR IMMEDIATE RELEASE
4:05 p.m. ET
02.05.08

ISILON SYSTEMS ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

 SEATTLE, WA — February 5, 2008 — Isilon® Systems [NASDAQ: ISLN], the leader in clustered storage, today announced the appointment of Peter H. van Oppen and Matt McIlwain to its board of directors.

Mr. van Oppen, who previously served as Chief Executive Officer and Chairman of the Board for the Advanced Digital Information Corporation (ADIC), brings extensive storage industry, leadership and business advisory experience to Isilon’s board.  Mr. McIlwain, a Managing Director of Madrona Venture Group, rejoins Isilon’s board after serving as a director from May 2001 to April 2007.

“By appointing Peter to our board, Isilon gains a widely-respected and experienced storage industry leader and business advisor,” said William D. Ruckelshaus, Chairman of Isilon’s Board of Directors. “In addition, with Matt’s return to our board, we will benefit from the valuable perspective and insight that he brings from the six previous years he spent as a director for this company.”

Mr. van Oppen most recently served as Chief Executive Officer and Chairman of the Board for ADIC for twelve years, from 1994 through its acquisition by Quantum Corp. in 2006.  Prior to ADIC, van Oppen served as President and Chief Executive Officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996, and has also been a managing consultant at Price Waterhouse LLP and Bain & Company.  He holds a B.A. from Whitman College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Mr. McIlwain is currently a Managing Director of Madrona Venture Group. He also was Vice President of Business Process for Genuine Parts Company (GPC), a Fortune 250 company and, prior to that, an Engagement Manager at McKinsey & Company, concentrating on strategy and marketing in technology and financial service industries.  He holds a B.A. in government and economics from Dartmouth College, an M.A. in public policy from Harvard University’s Kennedy School of Government and an M.B.A. from Harvard Business School.

About Isilon Systems
Isilon Systems (NASDAQ: ISLN) is the worldwide leader in clustered storage systems and software for digital content and unstructured data, enabling enterprises to transform data into information – and information into breakthroughs.  Isilon’s award-winning family of IQ clustered storage systems combines Isilon’s OneFS® operating system software with the latest advances in industry-standard hardware to deliver modular, pay-as-you-grow, enterprise-class storage systems.  Isilon’s clustered storage solutions speed access to critical business information while dramatically reducing the cost and complexity of storing it.  Information about Isilon can be found at http://www.isilon.com.

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Isilon Systems:

Lucas Welch, Isilon Systems, +1-206-315-7621, lucas.welch@isilon.com